Exhibit 4.7

CIRRONET INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this          day of                     ,         , by and between Cirronet Inc. (the Company) and             (Optionee).

WITNESSETH:

WHEREAS, the Company desires to grant a non-qualified stock option to Optionee.

NOW, THEREFORE, in consideration of their mutual undertakings, it is agreed by and between parties hereto as follows:

1. The Company hereby grants to Optionee as of the date hereof (the Grant Date) stock options to purchase                      (Post-Split) shares of the $.01 par value common stock of the Company before                      (the Expiration Date), at a price of $         per Option Share. Option Share shall mean all securities which shall be purchased or shall be available for purchase upon exercise of the stock option granted hereby and any security which shall be issued in lieu of or in addition to any other Option Share by reason of any recapitalization, special dividend transaction or other such event.

2. Except as otherwise provided below, the stock option may be exercised at any time, or from time to time, in whole or in part, until the Expiration Date, but in no case may fewer than              Option Shares be purchased at one time, except to purchase a residue of fewer than              Option Shares. The exercise of all or any portion of the stock option granted hereby will be contingent upon receipt by the Company of the advise of counsel to the Company that such Option Shares have been duly registered or are exempt from registration under the applicable securities laws and, in the absence of registration of the Option Shares and to the extent required by such counsel, the receipt from the Optionee of a representation that the Optionee intends at the time of such exercise to acquire the Option Shares for investment only and not for distribution or resale. If the Optionee dies, this stock option may be exercised in whole or in part by the Optionee executor, administrator, or estate beneficiaries at any time within one (1) year after the date of death of the Optionee, but not later than the Expiration Date.

3. Optionee shall, subject to the limitations contained in this Agreement and in the Plan, have the right to exercise the non-qualified options commencing one year after the Grant Date by purchasing all or any part of the Option Shares then available for purchase under the following schedule:

(a)	shares of the Option Shares one year from the Grant Date;

(b)	shares of the Option Shares two years from the Grant Date;

(c)	shares of the Option Shares three years from the Grant Date;

(d)	shares of the Option Shares four years from the Grant Date;

4. The Optionee may exercise all or any part of the stock option by delivering written notice to the Company of the number of Option Shares to be purchased together with cash, a cashier’s or official bank check, in payment of the full purchase price of the Option Shares to be acquired. Notice shall be sent to the Company at Cirronet Inc., 5375 Oakbrook Parkway, Norcross, Georgia 30093. The stock option shall be deemed to have been exercised on the date the Company receives the written notice and the required cash, cashier’s or official bank check in full payment for the purchased Option Shares. A form of notice which will be deemed satisfactory by the Company is attached to this Agreement as Exhibit A. Upon any exercise of the stock option the Company shall cause to be delivered to the Optionee a certificate or certificates registered in the name of the Optionee for the number of Option Shares purchased. The Optionee shall not have any of the rights of a shareholder with respect to the Option Shares except to the extent that Optionee duly exercises the stock option granted hereby with respect to such Option Shares.

5. This Agreement shall not be assignable or transferable by Optionee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and the stock option hereby granted shall not be exercised by any person other than Optionee during Optionee’s lifetime. After the death of Optionee, the person to whom Optionee’s rights hereunder pass under Optionee’s will or under the laws of descent and distribution shall be deemed the holder of the stock option granted hereby.

6. To the extent not superseded by federal law, the laws of Georgia shall control in all matters relating to this Agreement.

7. Optionee understands that the Option Shares are not registered under the Securities Act of 1933 (the 1933 Act) or any state securities act and will be issued to Optionee pursuant to exemptions from registration thereunder. Optionee also understands that applicable securities laws may restrict the right of Optionee to exercise the stock option or to dispose of any shares which Optionee may acquire upon any such exercise and may govern the manner in which such shares must be sold. Optionee shall not offer, sell or otherwise dispose of any of the Option Shares acquired by reason of the exercise of the stock option in any manner which would violate the 1933 Act or any other state or federal law or cause the Company to have to make any filing or take action to avoid such a violation.

8. Optionee hereby represents that all Option Shares purchased by him pursuant to his exercise of all or any portion of the stock option will be acquired for investment and not with a view to distribution or resale.

9. Optionee’s right to acquire shares hereunder shall be conditioned upon Optionee agreeing that such Option Shares together with all the shares of stock issued by the Company held by Optionee shall be subject to the then currently effective Shareholder’s Agreement among the Company and its shareholders.

10. All pronouns, defined nouns and any variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, or neuter gender and to either singular or plural, whenever the context of this Agreement so requires.

IN WITNESS WHEREOF, Optionee has executed and delivered this Agreement and the Company has caused this Agreement to be executed and delivered on its behalf by its duly authorized representative, as of the day and year above written.

CIRRONET INC.	OPTIONEE

By:
Its:

2

Exhibit A

TO:	Cirronet Inc.

Pursuant to the Non-Qualified Stock Option Agreement (herein called the Agreement), dated as of                     , by and between Cirronet Inc. (the Company) and me, I hereby give notice that I elect to exercise the stock option granted under the Agreement with respect to                      shares of the common stock of the Company as of the date on which this notice is delivered to the Company, and accordingly I hereby agree to purchase such shares at the price and on the terms established under the Agreement. Full payment for such shares is enclosed. Such payment consists of:

                     Cash

                     Cashier’s or official bank check

I hereby represent and warrant that I am purchasing such shares for investment purposes only and not with a view to distribution or resale.

I hereby agree that the stock option granted under the Agreement shall be deemed to have been exercised to the extent specified in this notice on the exercise date below my signature, and I hereby warrant that on such date this notice was delivered to the Company.

Sincerely,

DATED: